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                                                                   Exhibit 10.30



 .                                                January 17, 1997




Veronica Mallon, Ph.D.
395 North Little Tor Road
New City, NY 10965

Dear Ronnie:

This letter will confirm certain matters related to your employment by Alteon Inc. (the "Company") and shall constitute an amendment to your employment agreement with the Company dated January 17, 1995 (the "Employment Agreement").

Your Term of Employment, as defined in Paragraph 1 of your Employment Agreement, shall begin on the date hereof and terminate 3 years from such date.

Your salary for the calendar year 1997 will be $102,000 (subject to deferral of any increase from your 1996 salary until certain Company milestones established by the Compensation Committee of the Board of Directors have been achieved) and it shall be subject to further adjustment, as may be determined by the Company, for periods thereafter. In addition, you will be eligible to receive a bonus, to be awarded at the sole discretion of the Board of Directors of the Company, in an amount of up to $5,000 and up to 10,000 stock options for the calendar year ending December 31, 1997. You will also be eligible to receive bonuses for 1998 and 1999 in such amounts as may be determined by the Company. The vesting schedule and exercise price for bonus options will be determined by the Company.

Subject to your acceptance of this letter, the Company shall award you options to purchase 100,000 shares of the Company's common stock at an exercise price of $5.625 (the fair market value of Alteon stock on January 31, 1997, when the Compensation Committee of the Board approved this award). The options will be subject to the terms and conditions of the Company's amended 1995 Stock Option Plan and the Company's standard Incentive/Non-Qualified Stock Option Grant Agreement to be executed after action of the Compensation Committee ("Grant Agreement"). Twenty-eight thousand of these options will vest on the date hereof and the remaining 72,000 options will vest at a rate of 2,000 per month during the Term of Employment.
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Veronica Mallon, Ph.D.
March 21, 1997
Page -2-

Paragraph 11 of your Employment Agreement is amended to provide for at least six
(6) months salary continuation should the Company elect to terminate your employment prior to the end of your term of employment.

Paragraph 19 of your Employment Agreement ("General") is amended to include the Grant Agreement and this letter as part of the "entire agreement," with respect to the subject matter of your employment by the Company under these agreements. Except as modified by this letter, the terms of your Employment Agreement shall remain in full force and effect.

If the foregoing is acceptable to you, please indicate your agreement by signing and returning the enclosed copy of this letter.


                                                Sincerely,


                                                /s/ James J. Mauzey

                                                James J. Mauzey
                                                Chairman and
                                                Chief Executive Officer



ACCEPTED AND AGREED:



/s/ Veronica Mallon
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Veronica Mallon, Ph.D.